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                                 June 14, 1996



Benchmark Electronics, Inc.
3000 Technology Drive
Angleton, Texas 77515


Ladies and Gentlemen:

We have acted as counsel to Benchmark Electronics, Inc., a Texas corporation (the "Company"), in connection with the proposed offering of up to 805,879 shares of its Common Stock, par value $.10 per share (the "Common Stock"), and up to 250,000 shares of its Mandatorily Convertible Preferred Stock, Series A, par value $.10 per share (the "Preferred Stock"), to the shareholders of EMD Technologies, Inc. ("EMD") in connection with the merger of EMD with and into Electronics Acquisition, Inc., a wholly owned subsidiary of the Company ("Newco"), pursuant to the terms of an Agreement and Plan of Merger dated as of March 27, 1996 by and among the Company, Newco, EMD, David H. Arnold and Daniel
M. Rukavina, as amended (the "Merger Agreement").

A Registration Statement on Form S-4 (Registration No. 333-4230) ("Registration Statement") relating to the Common Stock and Preferred Stock described above and an additional 250,000 shares of Common Stock issuable upon conversion of the Preferred Stock (collectively, the "Registered Shares") has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined originals or copies of (1) the Registration Statement; (2) the Merger Agreement; (3) the Restated Articles of Incorporation of the Company;
(4) the Amended and Restated Bylaws of the Company; (5) certain resolutions of the Board of Directors of the Company; (6) the form of Statement of Resolution establishing the Preferred Stock; and (7) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates of officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.


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Benchmark Electronics, Inc.
June 14, 1996
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We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, upon issuance pursuant to the terms of the Merger Agreement, the Registered Shares will be legally issued, fully paid and non-assessable, provided, in the case of the Preferred Stock, that prior to such issuance the Company shall have filed a duly executed Statement of Resolution establishing the Preferred Stock, in the form approved by the Company's Board of Directors and examined by us, with the Secretary of State of the State of Texas in the manner prescribed by the Texas Business Corporation Act.

The foregoing opinion is based on and is limited to the laws of the State of Texas and the relevant laws of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein, provided, however, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                        Very truly yours,


                                        Bracewell & Patterson, L.L.P.